Exhibit (g)(1)(iv)

AMENDMENT TO
CUSTODY AGREEMENT

AMENDMENT made this 13th day of September, 2021 to the Custody Agreement dated September 24, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and The Bank of New York Mellon, (“Custodian”), a New York corporation authorized to do a banking business (“Agreement”).

WHEREAS, the Trust desires to add a new series to the Agreement under the same terms and conditions of the Agreement and the Custodian has agreed to add such series to the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend Schedule II to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Custodian agree to amend the Agreement as follows:

1.	Schedule II of the Agreement is hereby replaced with the attached Schedule II effective as of September 13, 2021.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARK ETF TRUST on behalf of each Series identified on Schedule II attached hereto

By:	/s/ Kellen Carter
Name:	Kellen Carter
Title:	Chief Legal Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Jeffrey B. McCarthy
Name:	Jeffrey B. McCarthy
Title:	Managing Director, Exchange-Traded Funds

SCHEDULE II
To Custody Agreement
Between ARK ETF Trust and The Bank of New York Mellon

As of September 13, 2021

SERIES

ARK Innovation ETF
ARK Genomic Revolution ETF
ARK Next Generation Internet ETF
ARK Autonomous Technology & Robotics ETF
The 3D Printing ETF
ARK Israel Innovative Technology ETF
ARK Fintech Innovation ETF
ARK Space Exploration & Innovation ETF
ARK Transparency ETF